Exhibit 99.1

Fourth Quarter 2016 Financial Highlights
(Commentary is on a fully taxable-equivalent basis unless otherwise noted. Consistent with SEC guidance in Industry Guide 3 that contemplates the calculation of tax-exempt income on a tax equivalent basis, net interest income, net interest margin, total revenue, and efficiency ratios are provided on a fully taxable-equivalent basis, which generally assumes a 35% marginal federal tax rate. We provide unadjusted amounts in the table on page 2 of this document and detailed reconciliations and additional information in Appendix A on pages 16 and 17.)

Income Statement

•	Net income available to common shareholders was $448 million, or $0.90 per average common diluted share, compared to $0.91 for the prior quarter and $0.91 for the fourth quarter of 2015.

•	Total revenue decreased 2% compared to the prior quarter and increased 7% compared to the fourth quarter of 2015.

◦	The sequential decline was driven by lower noninterest income (primarily mortgage-related), which was partially offset by higher net interest income.

◦	Compared to the fourth quarter of 2015, revenue growth was driven by increases in both net interest income and noninterest income.

•
Net interest margin was 3.00% in the current quarter, up 4 basis points sequentially and up 2 basis points compared to the prior year quarter driven by higher earning asset yields and continued positive mix shift in the loan portfolio.

•	Provision for credit losses increased $4 million sequentially and $50 million compared to the fourth quarter of 2015 due to higher net charge-offs.

•	Noninterest expense declined 1% sequentially and increased 8% compared to the prior year quarter.

◦
The sequential decrease was driven by reductions across most expense categories, partially offset by higher legal and consulting fees tied to business improvement initiatives and higher marketing and customer development costs.

◦
Compared to the prior year quarter, the increase was driven by ongoing, strategic investments, higher compensation associated with improved business performance, investments in technology, and higher regulatory and compliance costs.

•	The efficiency and tangible efficiency ratios in the current quarter were 63.7% and 63.1%, respectively, and were 62.6% and 62.0%, respectively, on a full year basis.

◦	The full year efficiency and tangible efficiency ratios improved by 58 and 65 basis points, respectively, compared to 2015, driven by positive operating leverage.

Balance Sheet

•	Average loan balances increased $321 million sequentially, driven by growth in consumer loans, and 5% compared to the fourth quarter of 2015, due to broad-based growth across most asset classes.

◦	Average sequential loan growth was impacted by a $1 billion auto loan sale in the latter part of the prior quarter. Period-end loan balances increased $1.8 billion, or 1%.

•	Average consumer and commercial deposits increased 2% sequentially and 7% compared to the fourth quarter of 2015, driven by continued success in deepening client relationships.

Capital

•
Estimated capital ratios continue to be well above regulatory requirements. The Common Equity Tier 1 ("CET1") ratio was estimated to be 9.6% as of December 31, 2016, and 9.4% on a fully phased-in basis.

•	During the quarter, the Company repurchased $240 million of its outstanding common stock in accordance with its 2016 capital plan.

•
Book value per common share was $45.38 and tangible book value per common share was $32.95, down 3% and 4%, respectively, from September 30, 2016, given the decline in accumulated other comprehensive income (AOCI) due to the increase in long-term rates.

Asset Quality

•	Nonperforming loans decreased $104 million from the prior quarter and represented 0.59% of total loans at December 31, 2016.

•	Net charge-offs for the current quarter were $136 million, or 0.38% of average loans on an annualized basis, up $10 million compared to the prior quarter.

•	The provision for credit losses increased $4 million sequentially due primarily to higher net charge-offs and increased loan growth, largely offset by a lower energy-related provision expense.

•	At December 31, 2016, the ALLL to period-end loans ratio declined 4 basis points from the prior quarter driven by the resolution of problem energy credits.

Income Statement (Dollars in millions, except per share data)	4Q 2016	3Q 2016	2Q 2016	1Q 2016	4Q 2015
Net interest income	$1,343	$1,308	$1,288	$1,282	$1,246
Net interest income-FTE [2]	1,377	1,342	1,323	1,318	1,281
Net interest margin	2.93%	2.88%	2.91%	2.96%	2.90%
Net interest margin-FTE [2]	3.00	2.96	2.99	3.04	2.98
Noninterest income	$815	$889	$898	$781	$765
Total revenue	2,158	2,197	2,186	2,063	2,011
Total revenue-FTE [2]	2,192	2,231	2,221	2,099	2,046
Noninterest expense	1,397	1,409	1,345	1,318	1,288
Provision for credit losses	101	97	146	101	51
Net income available to common shareholders	448	457	475	430	467
Earnings per average common diluted share	0.90	0.91	0.94	0.84	0.91

Balance Sheet (Dollars in billions)
Average loans	$142.6	$142.3	$141.2	$138.4	$135.2
Average consumer and commercial deposits	158.0	155.3	154.2	149.2	148.2

Capital
Capital ratios at period end [1] :
Tier 1 capital (transitional)	10.28%	10.50%	10.57%	10.63%	10.80%
Common Equity Tier 1 ("CET1") (transitional)	9.59	9.78	9.84	9.90	9.96
Common Equity Tier 1 ("CET1") (fully phased-in) [2]	9.43	9.66	9.73	9.77	9.80
Total average shareholders’ equity to total average assets	11.84	12.12	12.11	12.33	12.43

Asset Quality
Net charge-offs to average loans (annualized)	0.38%	0.35%	0.39%	0.25%	0.24%
Allowance for loan and lease losses to period-end loans	1.19	1.23	1.25	1.27	1.29
Nonperforming loans to total loans	0.59	0.67	0.67	0.70	0.49
1 Current period Tier 1 capital and CET1 ratios are estimated as of the date of this document.
2 See Appendix A on page 16 for non-U.S. GAAP reconciliations and additional information.

Consolidated Financial Performance Details
(Commentary is on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $2.2 billion for the current quarter, a decrease of $39 million compared to the prior quarter. Net interest income increased $35 million sequentially due to a higher net interest margin and growth in average earning assets. These increases were offset by a $74 million decline in noninterest income driven by lower mortgage-related income, partially offset by an increase in other noninterest income. Compared to the fourth quarter of 2015, total revenue increased $146 million, driven by a $96 million increase in net interest income and a $50 million increase in noninterest income due primarily to growth in capital markets, mortgage production, and other noninterest income.
For 2016, total revenue was $8.7 billion, an increase of $568 million, or 7%, compared to 2015. The increase was driven by higher net interest income, as well as strong growth in mortgage and capital markets-related income, partially offset by lower wealth management-related income and lower securities gains.
Net Interest Income
Net interest income was $1.4 billion for the current quarter, an increase of $35 million and $96 million compared to the prior quarter and prior year quarter, respectively. Both increases were driven by improvements in the net interest margin and growth in average earning assets.
Net interest margin for the current quarter was 3.00%, compared to 2.96% in the prior quarter and 2.98% in the fourth quarter of 2015. The 4 basis point sequential increase and 2 basis point year-over-year increase were driven by higher earning asset yields (as a result of the increase in benchmark interest rates and continued positive mix shift in the portfolio), partially offset by higher funding costs.
For 2016, net interest income was $5.4 billion, a $453 million, or 9%, increase compared to 2015. The net interest margin was 3.00% for 2016, a 9 basis point increase compared to 2015. The increases in both net interest income and net interest margin were driven by the same factors that impacted the sequential and year-over-year comparisons discussed above.
Noninterest Income
Noninterest income was $815 million for the current quarter, compared to $889 million for the prior quarter and $765 million for the fourth quarter of 2015. The $74 million sequential decrease was due to declines in mortgage and capital markets-related income, as well as client transaction and wealth management-related revenues, partially offset by an increase in other noninterest income. Compared to the fourth quarter of 2015, noninterest income increased $50 million, driven by higher capital markets and mortgage production-related income, partially offset by declines in mortgage servicing and wealth management-related income.
For 2016, noninterest income was $3.4 billion, an increase of $115 million, or 4%, compared to 2015 due primarily to higher mortgage and capital markets-related income, partially offset by a decline in wealth management-related income.
Investment banking income was $122 million for the current quarter, compared to $147 million in the prior quarter and $104 million in the fourth quarter of 2015. The $25 million sequential decrease was due to declines in activity across most product categories following the record performance in the prior quarter. Compared to the fourth quarter of 2015, the increase was driven by strong deal flow activity in syndicated finance. For 2016, investment banking income increased 7%, which marks the ninth consecutive year of record performance.
Trading income was $58 million for the current quarter, compared to $65 million in the prior quarter and $42 million in the fourth quarter of 2015. The sequential decrease was driven by mark-to-market losses on fixed income inventory in relation to the increase in interest rates. The increase compared to the fourth quarter of 2015 was driven primarily by lower counterparty credit valuation reserves in connection with higher interest rates.

Mortgage production income for the current quarter was $78 million, compared to $118 million for the prior quarter and $53 million for the fourth quarter of 2015. The $40 million decrease from the prior quarter was due primarily to lower refinancing activity and lower gain-on-sale margins. The $25 million increase compared to the fourth quarter of 2015 was primarily due to higher purchase and refinancing activity. For the full year, mortgage production income increased $96 million, or 36%, as a result of increased purchase and refinancing activity and continued market share gains.
Mortgage servicing income was $25 million for the current quarter, compared to $49 million in the prior quarter and $56 million in the fourth quarter of 2015. The $24 million sequential decrease and $31 million year-over-year decrease were driven primarily by lower net hedge performance and higher servicing asset decay expense. On a full year basis, servicing income increased $20 million relative to 2015 as a result of 8% growth in the servicing portfolio and better net hedge performance. At December 31, 2016 and 2015, the servicing portfolio was $160.2 billion and $148.2 billion, respectively.
Trust and investment management income was $73 million for the current quarter, compared to $80 million for the prior quarter and $79 million for the fourth quarter of 2015. The $7 million decrease from the prior quarter was primarily related to seasonally higher tax-related trust fees earned in the prior quarter. The $6 million decrease compared to the prior year quarter was primarily due to a decline in trust and institutional assets under management.
Client transaction-related fees (namely service charges on deposits, other charges and fees, and card fees) decreased $10 million compared to the prior quarter due to the impact of the enhanced posting order process instituted during the fourth quarter and lower client-related transactional activity. Compared to fourth quarter of 2015, client transaction-related fees were stable.
Retail investment income was $69 million for the current quarter, compared to $71 million in both the prior quarter and the fourth quarter of 2015. The $2 million decline compared to the prior quarter and prior year quarter was a result of reduced transactional activity, partially offset by an increase in retail brokerage managed assets.
Other noninterest income was $62 million for the current quarter, compared to $21 million in the prior quarter and $30 million in the fourth quarter of 2015. The $41 million increase compared to the prior quarter and $32 million increase compared to the prior year quarter was due primarily to higher client transaction activity within certain Wholesale Banking businesses (Structured Real Estate and SunTrust Community Capital) in the fourth quarter as well as certain asset impairments recognized in the third quarter.
Noninterest Expense
Noninterest expense was $1.4 billion in the current quarter, representing a sequential decline of $12 million and an increase of $109 million compared to the fourth quarter of 2015. The sequential decrease was driven by reductions across most expense categories, partially offset by higher legal and consulting fees and higher marketing and customer development costs. The increase relative to the prior year quarter was driven by increases across most expense categories, partially offset by lower outside processing and software expenses.
For 2016, noninterest expense was $5.5 billion compared to $5.2 billion for 2015. The $308 million, or 6%, increase was related to ongoing, strategic investments, higher compensation associated with improved business performance, investments in technology, and higher regulatory and compliance costs.
Employee compensation and benefits expense was $762 million in the current quarter, compared to $773 million in the prior quarter and $690 million in the fourth quarter of 2015. The sequential decrease of $11 million was due to lower employee benefits costs, largely offset by increased incentive compensation expense tied to the performance of the Company’s stock price (which increased 25% during the quarter). The $72 million increase compared to the fourth quarter of 2015 was due primarily to higher compensation costs associated with improved business performance, ongoing investments in talent, and increased incentive compensation expense tied to the Company's stock price (which increased 28% compared to the prior year).

Operating losses were $23 million in the current quarter, compared to $35 million in the prior quarter and $22 million in the fourth quarter of 2015. The sequential decrease of $12 million was due primarily to higher regulatory, compliance, and legal charges recognized during the prior quarter.
Outside processing and software expense was $209 million in the current quarter, compared to $225 million in the prior quarter and $222 million in the fourth quarter of 2015. The decrease relative to the prior quarter and prior year was primarily due to a benefit recognized during the current quarter resulting from a contract renegotiation with a key vendor.
FDIC premium and regulatory expense was $46 million in the current quarter, compared to $47 million in the prior quarter and $35 million in the fourth quarter of 2015. The increase compared to the prior year quarter was driven by the FDIC surcharge on large banks, which became effective during the third quarter of 2016, and a larger assessment base attributable to balance sheet growth.
Marketing and customer development expense was $52 million in the current quarter, compared to $38 million in the prior quarter and $48 million in the fourth quarter of 2015. The increase relative to both quarters was driven by higher advertising and client development costs.
Net occupancy expense was $94 million in the current quarter, compared to $93 million in the prior quarter and $86 million in the fourth quarter of 2015.  The increase relative to the prior year quarter was primarily due to a reduction in amortized gains from prior sale leaseback transactions.
Other noninterest expense was $154 million in the current quarter, compared to $140 million in the prior quarter and $127 million in the fourth quarter of 2015. The $14 million sequential and $27 million year-over-year increase was driven primarily by higher legal and consulting fees in response to regulatory and compliance initiatives and higher credit-related expenses recognized in the current quarter.
Income Taxes
For the current quarter, the Company recorded an income tax provision of $193 million, compared to $215 million for the prior quarter and $185 million for the fourth quarter of 2015. The effective tax rate for the current quarter was 29%, compared to 31% in the prior quarter and 28% in the fourth quarter of 2015.

Balance Sheet
At December 31, 2016, the Company had total assets of $204.9 billion and total shareholders’ equity of $23.6 billion, representing 12% of total assets. Book value per common share was $45.38 and tangible book value per common share was $32.95, down 3% and 4%, respectively, from September 30, 2016, driven by a decline in accumulated other comprehensive income due to the increase in long-term rates. Compared to December 31, 2015, book value per common share and tangible book value per common share increased 4% and 5%, respectively, as a result of growth in retained earnings.
Loans
Average performing loans were $141.7 billion for the current quarter, a slight increase over the prior quarter and a 5% increase over the fourth quarter of 2015. The sequential growth was driven by consumer other direct, guaranteed student, and C&I. This growth was partially offset by declines in average consumer indirect loans (in connection with the $1 billion auto loan sale executed in the prior quarter) and home equity products. The increase in average performing loans compared to the fourth quarter of 2015 was due to broad-based growth across most loan classes.

Deposits
Average consumer and commercial deposits for the current quarter were $158.0 billion, a 2% increase over the prior quarter and 7% increase over the fourth quarter of 2015. The sequential growth was due to a 4% increase in NOW account balances and a 3% increase in demand deposits. The growth compared to the fourth quarter of 2015 was driven primarily by increases in NOW, demand deposits, and money market accounts, partially offset by a slight decline in time deposits.
Capital and Liquidity
The Company’s estimated capital ratios were well above current regulatory requirements with the Common Equity Tier 1 ratio estimated to be 9.6% at December 31, 2016, and 9.4% on a fully phased-in basis. The ratios of average total equity to average total assets and tangible common equity to tangible assets were 11.84% and 8.15%, respectively, at December 31, 2016. The Company continues to have substantial available liquidity in the form of cash, high-quality government-backed or government-sponsored securities, and other available contingency funding sources.
Per its 2016 capital plan, the Company declared a common stock dividend of $0.26 per common share and repurchased $240 million of its outstanding common stock in the fourth quarter. The Company currently expects to repurchase approximately $480 million of additional common stock during the first half of 2017 in accordance with its 2016 capital plan.
Asset Quality
Total nonperforming assets were $919 million at December 31, 2016, down $100 million compared to the prior quarter and up $184 million compared to the fourth quarter of 2015. The decrease compared to the prior quarter was driven by the continued resolution of problem energy credits. Compared to the prior year, the increase was driven by increases in energy-related loans and home equity products, the latter of which was in response to changes in the Company's home equity line workout program during the first quarter of 2016. The ratio of nonperforming loans to total loans was 0.59%, 0.67%, and 0.49% at December 31, 2016, September 30, 2016, and December 31, 2015, respectively.
Net charge-offs were $136 million during the current quarter, an increase of $10 million and $53 million compared to the prior quarter and the fourth quarter of 2015, respectively. The increase compared to the prior quarter and prior year quarter was driven by energy, commercial real estate, and indirect auto. The current quarter included $40 million of energy-related net charge-offs compared to $33 million recognized in the prior quarter. The ratio of annualized net charge-offs to total average loans was 0.38% during the current quarter, compared to 0.35% during the prior quarter and 0.24% during the fourth quarter of 2015. The provision for credit losses was $101 million in the current quarter, an increase of $4 million and $50 million compared to the prior quarter and the fourth quarter of 2015, respectively. The increase in the provision for credit losses compared to the fourth quarter of 2015 was due primarily to higher net charge-offs.
At December 31, 2016, the allowance for loan and lease losses was $1.7 billion, which represented 1.19% of total loans, a decrease of $34 million, or 4 basis points, relative to September 30, 2016. This decrease was due primarily to the resolution of problem energy credits.
Early stage delinquencies increased 8 basis points from the prior quarter to 0.72% at December 31, 2016. Excluding government-guaranteed loans, early stage delinquencies were 0.27%, up 2 basis points from the prior quarter and down 3 basis points compared to a year ago.
Accruing restructured loans totaled $2.5 billion and nonaccruing restructured loans totaled $306 million at December 31, 2016, of which $2.6 billion were residential loans, $168 million were consumer loans, and $115 million were commercial loans. Nonaccruing restructured loans increased $130 million relative to December 31, 2015, largely driven by the classification of certain modified home equity products to nonaccrual status in order to coincide with changes to our home equity line risk mitigation program implemented during the first quarter of 2016. At December 31, 2016, the majority of the nonaccruing restructured home equity loans modified in 2016 were current with respect to payments and are expected to return to accruing status after the borrowers have demonstrated six months of consistent payment history.

OTHER INFORMATION

About SunTrust Banks, Inc.
SunTrust Banks, Inc. is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. Headquartered in Atlanta, the Company has three business segments: Consumer Banking and Private Wealth Management, Wholesale Banking, and Mortgage Banking. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of December 31, 2016, SunTrust had total assets of $205 billion and total deposits of $160 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Join the movement at onUp.com.
Business Segment Results
The Company has included its business segment financial tables as part of this document. All revenue in the business segment tables is reported on a fully taxable-equivalent basis. For the business segments, results include net interest income, which is computed using matched-maturity funds transfer pricing. Further, provision for credit losses represents net charge-offs by segment combined with an allocation to the segments of the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Corporate Other segment also includes differences created between internal management accounting practices and U.S. Generally Accepted Accounting Principles ("U.S. GAAP") and certain matched-maturity funds transfer pricing credits and charges. A detailed discussion of the business segment results will be included in the Company’s forthcoming Form 10-K.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published today and SunTrust’s forthcoming Form 10-K. Detailed financial tables and other information are also available at investors.suntrust.com. This information is also included in a current report on Form 8-K filed with the SEC today.
Conference Call
SunTrust management hosted a conference call on January 20, 2017, at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals may call in beginning at 7:45 a.m. (Eastern Time) by dialing 1-888-972-7805 (Passcode: 4Q16). Individuals calling from outside the United States should dial 1-517-308-9091 (Passcode: 4Q16). A replay of the call will be available approximately one hour after the call ends on January 20, 2017, and will remain available until February 20, 2017, by dialing 1-800-925-4236 (domestic) or 1-203-369-3523 (international). Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust investor relations website at investors.suntrust.com. Beginning the afternoon of January 20, 2017, listeners may access an archived version of the webcast in the “Events & Presentations” section of the investor relations website. This webcast will be archived and available for one year.
Non-GAAP Financial Measures
This document includes non-GAAP financial measures to describe SunTrust’s performance. The reconciliations of those measures to GAAP measures are provided within or in the appendix to this document beginning at page 16.

In this document, consistent with Securities and Exchange Commission Industry Guide 3, the Company presents total revenue, net interest income, net interest margin, and efficiency ratios on a fully taxable equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income-FTE plus noninterest income.

The Company presents the following additional non-GAAP measures because many investors find them useful. Specifically:

•
The Company presents the allowance for loan and lease losses excluding government-guaranteed loans and fair value loans, and early-stage delinquencies excluding government-guaranteed loans and fair value loans. The Company believes that the exclusion of loans that are held at fair value with no related allowance, and loans guaranteed by a government agency that do not have an associated allowance recorded due to nominal risk of principal loss, better depicts the allowance relative to loans the allowance is intended to cover.

•
The Company presents certain capital information on a tangible basis, including tangible equity, tangible common equity, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, tangible book value per share, and the return on tangible common shareholders’ equity, which removes the after-tax impact of purchase accounting intangible assets from shareholders' equity and removes related intangible asset amortization from net income available to common shareholders. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity and amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital position and return on average tangible common shareholders' equity to other companies in the industry who present similar measures. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. These measures are utilized by management to assess the capital adequacy and profitability of the Company.

•
Similarly, the Company presents an efficiency ratio-FTE and a tangible efficiency ratio-FTE. The efficiency ratio is computed by dividing noninterest expense by total revenue. Efficiency ratio-FTE is computed by dividing noninterest expense by total revenue-FTE. The tangible efficiency ratio-FTE excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

•
The Company presents the Basel III Common Equity Tier 1 (CET1), on a fully-phased in basis. Fully phased-in ratios consider a 250% risk-weighting for MSRs and deduction from capital of certain carryforward DTAs, the overfunded pension asset, and other intangible assets. The Company believes this measure is useful to investors who wish to understand the Company's current compliance with future regulatory requirements.

Important Cautionary Statement About Forward-Looking Statements
This document contains forward-looking statements. Statements regarding potential future share repurchases, future expected dividends, and future levels of nonaccruing restructured loans are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “forecast,” “goals,” “targets,” “initiatives,” “focus,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements. Future dividends, and the amount of any such dividend, must be declared by our board of directors in the future in their discretion. Also, future share repurchases and the timing of any such repurchase are subject to market conditions and management's discretion. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and in other periodic reports that we file with the SEC.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015
EARNINGS & DIVIDENDS
Net income	$465	$484	$1,878	$1,933
Net income available to common shareholders	448	467	1,811	1,863
Total revenue	2,158	2,011	8,604	8,032
Total revenue-FTE [1]	2,192	2,046	8,742	8,174
Net income per average common share:
Diluted	0.90	0.91	3.60	3.58
Basic	0.91	0.92	3.63	3.62
Dividends paid per common share	0.26	0.24	1.00	0.92
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$203,146	$189,656	$199,004	$188,892
Earning assets	182,475	170,262	178,825	168,813
Loans	142,578	135,214	141,118	133,558
Intangible assets including mortgage servicing rights ("MSRs")	7,654	7,629	7,545	7,604
MSRs	1,291	1,273	1,190	1,250
Consumer and commercial deposits	157,996	148,163	154,189	144,202
Total shareholders’ equity	24,044	23,583	24,068	23,346
Preferred stock	1,225	1,225	1,225	1,225
Period End Balances:
Total assets			204,875	190,817
Earning assets			184,610	172,114
Loans			143,298	136,442
Allowance for loan and lease losses ("ALLL")			1,709	1,752
Consumer and commercial deposits			158,864	148,921
Total shareholders’ equity			23,618	23,437
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.91%	1.01%	0.94%	1.02%
Return on average common shareholders’ equity [2]	7.85	8.32	7.97	8.46
Return on average tangible common shareholders' equity [1,2]	10.76	11.49	10.91	11.75
Net interest margin	2.93	2.90	2.92	2.82
Net interest margin-FTE [1]	3.00	2.98	3.00	2.91
Efficiency ratio	64.74	64.05	63.55	64.24
Efficiency ratio-FTE [1]	63.73	62.96	62.55	63.13
Tangible efficiency ratio-FTE [1]	63.08	62.11	61.99	62.64
Effective tax rate	29	28	30	28
Basel III capital ratios at period end (transitional) [3]:
Common Equity Tier 1 ("CET1")			9.59	9.96
Tier 1 capital			10.28	10.80
Total capital			12.26	12.54
Leverage			9.22	9.69
Basel III fully phased-in CET1 ratio [1,3]			9.43	9.80
Total average shareholders’ equity to total average assets	11.84%	12.43%	12.09%	12.36%
Tangible equity to tangible assets [1]			8.82	9.40
Tangible common equity to tangible assets [1]			8.15	8.67
Book value per common share [2]			$45.38	$43.45
Tangible book value per common share [1,2]			32.95	31.45
Market capitalization			26,942	21,793
Average common shares outstanding:
Diluted	497,055	514,507	503,466	520,586
Basic	491,497	508,536	498,638	514,844
Full-time equivalent employees			24,375	24,043
Number of ATMs			2,165	2,160
Full service banking offices			1,367	1,401

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]
Beginning January 1, 2016, noncontrolling interest was removed from common shareholders' equity in the calculation to provide a more accurate measure of the Company's return on common shareholders' equity and book value per common share. Accordingly, amounts for periods prior to January 1, 2016 have been updated for consistent presentation.

3 Current period capital ratios are estimated as of this document's date.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Twelve Months Ended
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	December 31		December 31
	2016	2015	2016	2015
Interest income	$1,492	$1,363	$5,778	$5,265
Interest expense	149	117	557	501
NET INTEREST INCOME	1,343	1,246	5,221	4,764
Provision for credit losses	101	51	444	165
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,242	1,195	4,777	4,599
NONINTEREST INCOME
Service charges on deposit accounts	154	156	630	622
Other charges and fees	90	92	380	377
Card fees	84	82	327	329
Investment banking income	122	104	494	461
Trading income	58	42	211	181
Trust and investment management income	73	79	304	334
Retail investment services	69	71	281	300
Mortgage production related income	78	53	366	270
Mortgage servicing related income	25	56	189	169
Net securities gains	—	—	4	21
Other noninterest income	62	30	197	204
Total noninterest income	815	765	3,383	3,268
NONINTEREST EXPENSE
Employee compensation and benefits	762	690	3,071	2,942
Outside processing and software	209	222	834	815
Net occupancy expense	94	86	349	341
Equipment expense	43	41	170	164
FDIC premium/regulatory exams	46	35	173	139
Marketing and customer development	52	48	172	151
Operating losses	23	22	108	56
Amortization	14	17	49	40
Other noninterest expense	154	127	542	512
Total noninterest expense	1,397	1,288	5,468	5,160
INCOME BEFORE PROVISION FOR INCOME TAXES	660	672	2,692	2,707
Provision for income taxes	193	185	805	764
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	467	487	1,887	1,943
Net income attributable to noncontrolling interest	2	3	9	10
NET INCOME	$465	$484	$1,878	$1,933
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$448	$467	$1,811	$1,863
Net interest income-FTE [1]	1,377	1,281	5,359	4,906
Total revenue	2,158	2,011	8,604	8,032
Total revenue-FTE [1]	2,192	2,046	8,742	8,174
Net income per average common share:
Diluted	0.90	0.91	3.60	3.58
Basic	0.91	0.92	3.63	3.62
Cash dividends paid per common share	0.26	0.24	1.00	0.92
Average common shares outstanding:
Diluted	497,055	514,507	503,466	520,586
Basic	491,497	508,536	498,638	514,844

1 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	December 31
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2016	2015
ASSETS
Cash and due from banks	$5,091	$4,299
Federal funds sold and securities borrowed or purchased under agreements to resell	1,307	1,277
Interest-bearing deposits in other banks	25	23
Trading assets and derivative instruments	6,067	6,119
Securities available for sale	30,672	27,825
Loans held for sale ("LHFS")	4,169	1,838
Loans held for investment:
Commercial and industrial ("C&I")	69,213	67,062
Commercial real estate ("CRE")	4,996	6,236
Commercial construction	4,015	1,954
Residential mortgages - guaranteed	537	629
Residential mortgages - nonguaranteed	26,137	24,744
Residential home equity products	11,912	13,171
Residential construction	404	384
Consumer student - guaranteed	6,167	4,922
Consumer other direct	7,771	6,127
Consumer indirect	10,736	10,127
Consumer credit cards	1,410	1,086
Total loans held for investment	143,298	136,442
Allowance for loan and lease losses ("ALLL")	(1,709)	(1,752)
Net loans held for investment	141,589	134,690
Goodwill	6,337	6,337
MSRs	1,572	1,307
Other assets	8,046	7,102
Total assets [1]	$204,875	$190,817
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$43,431	$42,272
Interest-bearing consumer and commercial deposits:
NOW accounts	45,534	38,990
Money market accounts	54,166	51,783
Savings	6,266	6,057
Consumer time	5,534	6,108
Other time	3,933	3,711
Total consumer and commercial deposits	158,864	148,921
Brokered time deposits	924	899
Foreign deposits	610	10
Total deposits	160,398	149,830
Funds purchased	2,116	1,949
Securities sold under agreements to repurchase	1,633	1,654
Other short-term borrowings	1,015	1,024
Long-term debt	11,748	8,462
Trading liabilities and derivative instruments	1,351	1,263
Other liabilities	2,996	3,198
Total liabilities	181,257	167,380
SHAREHOLDERS' EQUITY
Preferred stock, no par value	1,225	1,225
Common stock, $1.00 par value	550	550
Additional paid-in capital	9,010	9,094
Retained earnings	16,000	14,686
Treasury stock, at cost, and other	(2,346)	(1,658)
Accumulated other comprehensive loss, net of tax	(821)	(460)
Total shareholders' equity	23,618	23,437
Total liabilities and shareholders' equity	$204,875	$190,817

Common shares outstanding	491,188	508,712
Common shares authorized	750,000	750,000
Preferred shares outstanding	12	12
Preferred shares authorized	50,000	50,000
Treasury shares of common stock	58,738	41,209
1 Includes earning assets of $184,610 and $172,114 at December 31, 2016 and 2015, respectively.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID
	Three Months Ended
	December 31, 2016			September 30, 2016
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans held for investment: [1]
Commercial and industrial ("C&I")	$68,407	$549	3.19%	$68,242	$536	3.13%
Commercial real estate ("CRE")	5,141	38	2.93	5,975	44	2.92
Commercial construction	3,852	31	3.22	2,909	24	3.28
Residential mortgages - guaranteed	542	4	2.57	540	5	3.34
Residential mortgages - nonguaranteed	26,065	244	3.75	26,022	243	3.74
Residential home equity products	11,809	116	3.91	12,075	119	3.93
Residential construction	382	4	4.24	379	4	4.47
Consumer student - guaranteed	5,990	62	4.12	5,705	58	4.03
Consumer other direct	7,556	88	4.64	7,090	81	4.56
Consumer indirect	10,633	92	3.44	11,161	96	3.41
Consumer credit cards	1,324	33	9.93	1,224	31	10.12
Nonaccrual	877	8	3.77	935	4	1.70
Total loans held for investment	142,578	1,269	3.54	142,257	1,245	3.48
Securities available for sale:
Taxable	29,314	166	2.27	28,460	157	2.21
Tax-exempt	273	2	3.08	181	2	3.41
Total securities available for sale	29,587	168	2.28	28,641	159	2.22
Federal funds sold and securities borrowed or purchased under agreements to resell	1,332	—	(0.03)	1,171	—	0.11
Loans held for sale ("LHFS")	3,570	30	3.42	2,867	25	3.47
Interest-bearing deposits in other banks	24	—	0.47	24	—	0.38
Interest earning trading assets	5,384	25	1.83	5,563	22	1.57
Total earning assets	182,475	1,492	3.25	180,523	1,451	3.20
Allowance for loan and lease losses ("ALLL")	(1,724)			(1,756)
Cash and due from banks	5,405			5,442
Other assets	15,375			14,822
Noninterest earning trading assets and derivative instruments	1,103			1,538
Unrealized gains on securities available for sale, net	512			907
Total assets	$203,146			$201,476
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$42,929	$17	0.16%	$41,160	$15	0.14%
Money market accounts	54,416	30	0.22	54,500	29	0.21
Savings	6,259	—	0.03	6,304	—	0.03
Consumer time	5,599	10	0.69	5,726	10	0.69
Other time	3,954	10	0.97	3,981	10	0.97
Total interest-bearing consumer and commercial deposits	113,157	67	0.23	111,671	64	0.23
Brokered time deposits	935	3	1.28	959	3	1.31
Foreign deposits	308	—	0.45	130	—	0.37
Total interest-bearing deposits	114,400	70	0.24	112,760	67	0.24
Funds purchased	1,008	1	0.43	784	1	0.36
Securities sold under agreements to repurchase	1,708	2	0.45	1,691	2	0.45
Interest-bearing trading liabilities	1,146	6	2.13	930	5	2.11
Other short-term borrowings	978	—	0.11	1,266	—	0.19
Long-term debt	11,632	70	2.37	12,257	68	2.21
Total interest-bearing liabilities	130,872	149	0.45	129,688	143	0.44
Noninterest-bearing deposits	44,839			43,642
Other liabilities	3,112			3,356
Noninterest-bearing trading liabilities and derivative instruments	279			380
Shareholders’ equity	24,044			24,410
Total liabilities and shareholders’ equity	$203,146			$201,476
Interest Rate Spread			2.80%			2.76%
Net Interest Income		$1,343			$1,308
Net Interest Income-FTE [2]		$1,377			$1,342
Net Interest Margin [3]			2.93%			2.88%
Net Interest Margin-FTE [2,3]			3.00			2.96
1 Interest income includes loan fees of $41 million and $40 million for the three months ended December 31, 2016 and September 30, 2016, respectively.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the three months ended December 31, 2016 and September 30, 2016 was attributed to C&I loans.
3 Net interest margin is calculated by dividing annualized net interest income by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Twelve Months Ended
	December 31, 2016			December 31, 2015
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans held for investment: [1]
C&I	$68,406	$2,148	3.14%	$65,786	$1,974	3.00%
CRE	5,808	169	2.92	6,178	173	2.80
Commercial construction	2,898	94	3.25	1,603	50	3.12
Residential mortgages - guaranteed	575	20	3.45	636	24	3.77
Residential mortgages - nonguaranteed	25,554	964	3.77	23,759	913	3.84
Residential home equity products	12,297	484	3.94	13,535	501	3.70
Residential construction	377	17	4.39	384	19	4.85
Consumer student - guaranteed	5,551	224	4.03	4,584	173	3.78
Consumer other direct	6,871	313	4.56	5,344	230	4.30
Consumer indirect	10,712	365	3.40	10,262	333	3.24
Consumer credit cards	1,188	120	10.10	944	94	10.00
Nonaccrual	881	21	2.43	543	22	4.13
Total loans held for investment	141,118	4,939	3.50	133,558	4,506	3.37
Securities available for sale:
Taxable	28,216	645	2.29	26,327	587	2.23
Tax-exempt	189	6	3.37	176	6	3.70
Total securities available for sale	28,405	651	2.29	26,503	593	2.24
Federal funds sold and securities borrowed or purchased under agreements to resell	1,241	1	0.10	1,147	—	—
LHFS	2,570	92	3.60	2,348	82	3.47
Interest-bearing deposits in other banks	24	—	0.40	22	—	0.12
Interest earning trading assets	5,467	95	1.73	5,235	84	1.62
Total earning assets	178,825	5,778	3.23	168,813	5,265	3.12
ALLL	(1,746)			(1,835)
Cash and due from banks	4,999			5,614
Other assets	14,880			14,527
Noninterest earning trading assets and derivative instruments	1,388			1,265
Unrealized gains on securities available for sale, net	658			508
Total assets	$199,004			$188,892
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$40,949	$55	0.13%	$35,161	$31	0.09%
Money market accounts	53,795	107	0.20	50,518	85	0.17
Savings	6,285	2	0.03	6,165	2	0.03
Consumer time	5,852	43	0.73	6,443	49	0.77
Other time	3,908	39	1.00	3,813	39	1.02
Total interest-bearing consumer and commercial deposits	110,789	246	0.22	102,100	206	0.20
Brokered time deposits	926	12	1.33	888	13	1.41
Foreign deposits	123	1	0.42	218	—	0.13
Total interest-bearing deposits	111,838	259	0.23	103,206	219	0.21
Funds purchased	1,055	4	0.37	822	1	0.11
Securities sold under agreements to repurchase	1,734	7	0.42	1,821	4	0.21
Interest-bearing trading liabilities	1,025	24	2.29	881	22	2.44
Other short-term borrowings	1,452	3	0.23	2,135	3	0.16
Long-term debt	10,767	260	2.42	10,873	252	2.32
Total interest-bearing liabilities	127,871	557	0.44	119,738	501	0.42
Noninterest-bearing deposits	43,400			42,102
Other liabilities	3,252			3,276
Noninterest-bearing trading liabilities and derivative instruments	413			430
Shareholders’ equity	24,068			23,346
Total liabilities and shareholders’ equity	$199,004			$188,892
Interest Rate Spread			2.79%			2.70%
Net Interest Income		$5,221			$4,764
Net Interest Income-FTE [2]		$5,359			$4,906
Net Interest Margin [3]			2.92%			2.82%
Net Interest Margin-FTE [2,3]			3.00			2.91

1 Interest income includes loan fees of $165 million and $189 million for the twelve months ended December 31, 2016 and 2015, respectively.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the twelve months ended December 31, 2016 and 2015 was attributed to C&I loans.
3 Net interest margin is calculated by dividing annualized net interest income by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA
	Three Months Ended		Twelve Months Ended
	December 31		December 31
(Dollars in millions) (Unaudited)	2016	2015	2016	2015
CREDIT DATA
Allowance for credit losses, beginning of period	$1,811	$1,847	$1,815	$1,991
(Benefit)/provision for unfunded commitments	(1)	2	4	9
Provision/(benefit) for loan losses:
Commercial	36	59	329	133
Residential	13	(37)	(59)	(67)
Consumer	53	27	170	90
Total provision for loan losses	102	49	440	156
Charge-offs:
Commercial	(78)	(35)	(287)	(117)
Residential	(34)	(41)	(136)	(218)
Consumer	(51)	(38)	(168)	(135)
Total charge-offs	(163)	(114)	(591)	(470)
Recoveries:
Commercial	9	10	35	45
Residential	8	11	30	42
Consumer	10	10	43	42
Total recoveries	27	31	108	129
Net charge-offs	(136)	(83)	(483)	(341)
Allowance for credit losses, end of period	$1,776	$1,815	$1,776	$1,815
Components:
Allowance for loan and lease losses ("ALLL")			$1,709	$1,752
Unfunded commitments reserve			67	63
Allowance for credit losses			$1,776	$1,815
Net charge-offs to average loans held for investment (annualized):
Commercial	0.35%	0.13%	0.32%	0.10%
Residential	0.26	0.30	0.27	0.45
Consumer	0.64	0.51	0.51	0.44
Total net charge-offs to total average loans held for investment	0.38	0.24	0.34	0.26
Period Ended
Nonaccrual/nonperforming loans ("NPLs"):
Commercial			$414	$319
Residential			424	344
Consumer			7	9
Total nonaccrual/NPLs			845	672
Other real estate owned (“OREO”)			60	56
Other repossessed assets			14	7
Total nonperforming assets ("NPAs")			$919	$735
Accruing restructured loans			$2,535	$2,603
Nonaccruing restructured loans			306	176
Accruing loans held for investment past due > 90 days (guaranteed)			1,254	939
Accruing loans held for investment past due > 90 days (non-guaranteed)			34	42
Accruing LHFS past due > 90 days			1	—
NPLs to total loans held for investment			0.59%	0.49%
NPAs to total loans held for investment plus OREO and other repossessed assets			0.64	0.54
ALLL to period-end loans held for investment [1,2]			1.19	1.29
ALLL to NPLs [1,2]			2.03x	2.62x
ALLL to annualized net charge-offs [1]	3.17x	5.33x	3.54x	5.14x

1 This ratio is computed using the allowance for loan and lease losses ("ALLL").
2 Loans carried at fair value were excluded from the calculation.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued
	Three Months Ended December 31			Twelve Months Ended December 31
(Dollars in millions) (Unaudited)	MSRs - Fair Value	Other	Total	MSRs - Fair Value	Other	Total
OTHER INTANGIBLE ASSETS ROLLFORWARD
Balance, beginning of period	$1,262	$20	$1,282	$1,206	$13	$1,219
Amortization	—	(2)	(2)	—	(8)	(8)
Servicing rights originated	54	—	54	238	13	251
Servicing rights purchased	—	—	—	109	—	109
Fair value changes due to inputs and assumptions [1]	41	—	41	(32)	—	(32)
Other changes in fair value [2]	(49)	—	(49)	(210)	—	(210)
Servicing rights sold	(1)	—	(1)	(4)	—	(4)
Balance, December 31, 2015	$1,307	$18	$1,325	$1,307	$18	$1,325

Balance, beginning of period	$1,119	$12	$1,131	$1,307	$18	$1,325
Amortization	—	(3)	(3)	—	(9)	(9)
Servicing rights originated	114	—	114	312	—	312
Servicing rights purchased	96	—	96	200	—	200
Servicing rights acquired in Pillar acquisition	—	62	62	—	62	62
Other intangible assets acquired in Pillar acquisition	—	14	14	—	14	14
Fair value changes due to inputs and assumptions [1]	315	—	315	(13)	—	(13)
Other changes in fair value [2]	(72)	—	(72)	(232)	—	(232)
Servicing rights sold	—	—	—	(2)	—	(2)
Balance, December 31, 2016	$1,572	$85	$1,657	$1,572	$85	$1,657
1 Primarily reflects changes in discount rates and prepayment speed assumptions, due to changes in interest rates.
2 Represents changes due to the collection of expected cash flows, net of accretion, due to the passage of time.

SunTrust Banks, Inc. and Subsidiaries APPENDIX A - RECONCILEMENT OF NON-U.S. GAAP MEASURES [1]

	Three Months Ended			Twelve Months Ended
	December 31	September 30	December 31	December 31
(Dollars in millions) (Unaudited)	2016	2016	2015	2016	2015
Net interest income	$1,343	$1,308	$1,246	$5,221	$4,764
Fully taxable-equivalent ("FTE") adjustment	34	34	35	138	142
Net interest income-FTE [2]	1,377	1,342	1,281	5,359	4,906
Noninterest income	815	889	765	3,383	3,268
Total revenue-FTE [2]	$2,192	$2,231	$2,046	$8,742	$8,174

Return on average common shareholders’ equity [3]	7.85%	7.89%	8.32%	7.97%	8.46%
Impact of removing average intangible assets and related amortization, other than MSRs and other servicing rights	2.91	2.84	3.17	2.94	3.29
Return on average tangible common shareholders' equity [4]	10.76%	10.73%	11.49%	10.91%	11.75%

Net interest margin	2.93%	2.88%	2.90%	2.92%	2.82%
Impact of FTE adjustment	0.07	0.08	0.08	0.08	0.09
Net interest margin-FTE [2]	3.00%	2.96%	2.98%	3.00%	2.91%

Noninterest expense	$1,397	$1,409	$1,288	$5,468	$5,160
Total revenue	2,158	2,197	2,011	8,604	8,032
Efficiency ratio [5]	64.74%	64.13%	64.05%	63.55%	64.24%
Impact of FTE adjustment	(1.01)	(0.99)	(1.09)	(1.00)	(1.11)
Efficiency ratio-FTE [2,5]	63.73	63.14	62.96	62.55	63.13
Impact of excluding amortization related to intangible assets and certain tax credits	(0.65)	(0.60)	(0.85)	(0.56)	(0.49)
Tangible efficiency ratio-FTE [2,6]	63.08%	62.54%	62.11%	61.99%	62.64%

Basel III Common Equity Tier 1 ("CET1") ratio (transitional) [7]	9.59%	9.78%	9.96%
Impact of MSRs and other under fully phased-in approach	(0.16)	(0.12)	(0.16)
Basel III fully phased-in CET1 ratio [7]	9.43%	9.66%	9.80%

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents net interest income-FTE, total revenue-FTE, net interest margin-FTE, efficiency ratio-FTE, and tangible efficiency ratio-FTE on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income-FTE plus noninterest income.
3 Beginning January 1, 2016, noncontrolling interest was removed from common shareholders' equity in the calculation to provide a more accurate measure of the Company's return on common equity. Accordingly, amounts for periods prior to January 1, 2016 have been updated for consistent presentation.
4 The Company presents return on average tangible common shareholders' equity, which removes the after-tax impact of purchase accounting intangible assets from average common shareholders' equity and removes related intangible asset amortization from net income available to common shareholders. The Company believes this measure is useful to investors because, by removing the amount of intangible assets and amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s return on average common shareholders' equity to other companies in the industry. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. This measure is utilized by management to assess the profitability of the Company.
5 Efficiency ratio is computed by dividing noninterest expense by total revenue. Efficiency ratio-FTE is computed by dividing noninterest expense by total revenue-FTE.
6 The Company presents a tangible efficiency ratio, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.
7 Current period Basel III capital ratios are estimated as of this document's date. Fully phased-in ratios consider a 250% risk-weighting for MSRs and deduction from capital of certain carryforward DTAs, the overfunded pension asset, and other intangible assets. The Company believes these measures may be useful to investors who wish to understand the Company's current compliance with future regulatory requirements.

SunTrust Banks, Inc. and Subsidiaries APPENDIX A - RECONCILEMENT OF NON-U.S. GAAP MEASURES, continued [1]

	December 31	December 31
(Dollars in millions, except per share data) (Unaudited)	2016	2015
Total shareholders' equity	$23,618	$23,437
Goodwill, net of deferred taxes of $251 million and $240 million, respectively	(6,086)	(6,097)
Other intangible assets (including MSRs and other servicing rights), net of deferred taxes of $1 million and $3 million, respectively	(1,656)	(1,322)
MSRs and other servicing rights	1,638	1,316
Tangible equity [2]	17,514	17,334
Noncontrolling interest	(103)	(108)
Preferred stock	(1,225)	(1,225)
Tangible common equity [2]	$16,186	$16,001

Total assets	$204,875	$190,817
Goodwill	(6,337)	(6,337)
Other intangible assets (including MSRs and other servicing rights)	(1,657)	(1,325)
MSRs and other servicing rights	1,638	1,316
Tangible assets	$198,519	$184,471
Tangible equity to tangible assets [2]	8.82%	9.40%
Tangible common equity to tangible assets [2]	8.15	8.67
Tangible book value per common share [3]	$32.95	$31.45

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents certain capital information on a tangible basis, including tangible equity, tangible common equity, the ratio of tangible equity to tangible assets, and the ratio of tangible common equity to tangible assets, which remove the after-tax impact of purchase accounting intangible assets from shareholders' equity. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. These measures are used by management to analyze capital adequacy.
3 The Company presents tangible book value per common share, which excludes the after-tax impact of purchase accounting intangible assets and also excludes noncontrolling interest and preferred stock from shareholders' equity. The Company believes this measure is useful to investors because, by removing the amount of intangible assets, noncontrolling interest, and preferred stock (the levels of which may vary from company to company), it allows investors to more easily compare the Company’s book value of common stock to other companies in the industry.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BANKING AND PRIVATE WEALTH MANAGEMENT
	Three Months Ended December 31		Twelve Months Ended December 31
(Dollars in millions) (Unaudited)	2016	2015	2016	2015
Statements of Income:
Net interest income	$734	$701	$2,857	$2,728
FTE adjustment	—	—	—	1
Net interest income-FTE [1]	734	701	2,857	2,729
Provision for credit losses [2]	78	36	185	137
Net interest income-FTE - after provision for credit losses [1]	656	665	2,672	2,592
Noninterest income before net securities gains	364	372	1,472	1,507
Net securities gains	—	—	—	—
Total noninterest income	364	372	1,472	1,507
Noninterest expense before amortization	763	742	3,054	2,934
Amortization	1	1	2	5
Total noninterest expense	764	743	3,056	2,939
Income-FTE - before provision for income taxes [1]	256	294	1,088	1,160
Provision for income taxes	94	108	404	430
FTE adjustment	—	—	—	1
Net income including income attributable to noncontrolling interest	162	186	684	729
Less: net income attributable to noncontrolling interest	—	—	—	—
Net income	$162	$186	$684	$729

Total revenue	$1,098	$1,073	$4,329	$4,235
Total revenue-FTE [1]	1,098	1,073	4,329	4,236
Selected Average Balances:
Total loans	$43,379	$40,834	$42,723	$40,614
Goodwill	4,262	4,262	4,262	4,262
Other intangible assets excluding MSRs	11	18	13	16
Total assets	49,079	46,515	48,415	46,513
Consumer and commercial deposits	97,340	91,643	95,875	91,104
Performance Ratios:
Efficiency ratio	69.49%	69.24%	70.59%	69.40%
Impact of FTE adjustment	—	—	—	—
Efficiency ratio-FTE [1]	69.49	69.24	70.59	69.40
Impact of excluding amortization and associated funding cost of intangible assets	(1.41)	(1.53)	(1.46)	(1.58)
Tangible efficiency ratio-FTE [1,3]	68.08%	67.71%	69.13%	67.82%
Other Information (End of Period) [4] :
Trust and institutional managed assets			$40,370	$42,205
Retail brokerage managed assets			12,872	10,545
Total managed assets			53,242	52,750
Non-managed assets			91,980	91,046
Total assets under advisement			$145,222	$143,796

[1]
Net interest income-FTE, income-FTE, total revenue-FTE, efficiency ratio-FTE, and tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income on an FTE basis plus noninterest income.

[2]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances.

[3]
A tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

[4]
Beginning in the first quarter of 2016, the Company implemented a new policy for the classification and disclosure of assets under advisement. The primary change was related to the reclassification of brokerage assets into managed and non-managed assets. Prior period amounts were restated for comparative purposes.

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BANKING
	Three Months Ended December 31		Twelve Months Ended December 31
(Dollars in millions) (Unaudited)	2016	2015	2016	2015
Statements of Income:
Net interest income	$487	$453	$1,849	$1,781
FTE adjustment	33	34	136	138
Net interest income-FTE [1]	520	487	1,985	1,919
Provision for credit losses [2]	19	64	272	137
Net interest income-FTE - after provision for credit losses [1]	501	423	1,713	1,782
Noninterest income before net securities gains	327	265	1,234	1,180
Net securities gains	—	—	—	—
Total noninterest income	327	265	1,234	1,180
Noninterest expense before amortization	425	368	1,646	1,516
Amortization	14	17	47	35
Total noninterest expense	439	385	1,693	1,551
Income-FTE - before provision for income taxes [1]	389	303	1,254	1,411
Provision for income taxes	90	54	251	321
FTE adjustment	33	34	136	138
Net income including income attributable to noncontrolling interest	266	215	867	952
Less: net income attributable to noncontrolling interest	—	—	—	—
Net income	$266	$215	$867	$952

Total revenue	$814	$718	$3,083	$2,961
Total revenue-FTE [1]	847	752	3,219	3,099
Selected Average Balances:
Total loans	$71,924	$68,785	$71,605	$67,872
Goodwill	2,075	2,075	2,075	2,075
Other intangible assets excluding MSRs	15	1	5	—
Total assets	85,848	81,454	85,513	80,915
Consumer and commercial deposits	57,445	54,059	55,293	50,379
Performance Ratios:
Efficiency ratio	53.93%	53.62%	54.91%	52.38%
Impact of FTE adjustment	(1.99)	(2.42)	(2.28)	(2.36)
Efficiency ratio-FTE [1]	51.94	51.20	52.63	50.02
Impact of excluding amortization and associated funding cost of intangible assets	(2.25)	(2.92)	(2.13)	(1.82)
Tangible efficiency ratio-FTE [1,3]	49.69%	48.28%	50.50%	48.20%

[1]
Net interest income-FTE, income-FTE, total revenue-FTE, efficiency ratio-FTE, and tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income on an FTE basis plus noninterest income.

[2]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances.

[3]
A tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

SunTrust Banks, Inc. and Subsidiaries MORTGAGE BANKING
	Three Months Ended December 31		Twelve Months Ended December 31
(Dollars in millions) (Unaudited)	2016	2015	2016	2015
Statements of Income:
Net interest income	$113	$116	$448	$483
FTE adjustment	—	—	—	—
Net interest income-FTE [1]	113	116	448	483
Provision/(benefit) for credit losses [2]	4	(49)	(13)	(110)
Net interest income-FTE - after provision/(benefit) for credit losses [1]	109	165	461	593
Noninterest income before net securities gains	102	114	559	460
Net securities gains	—	—	—	—
Total noninterest income	102	114	559	460
Noninterest expense before amortization	185	171	732	681
Amortization	—	—	—	—
Total noninterest expense	185	171	732	681
Income-FTE - before provision for income taxes [1]	26	108	288	372
Provision for income taxes	6	40	105	85
FTE adjustment	—	—	—	—
Net income including income attributable to noncontrolling interest	20	68	183	287
Less: net income attributable to noncontrolling interest	—	—	—	—
Net income	$20	$68	$183	$287

Total revenue	$215	$230	$1,007	$943
Total revenue-FTE [1]	215	230	1,007	943
Selected Average Balances:
Total loans	$27,211	$25,549	$26,726	$25,024
Goodwill	—	—	—	—
Other intangible assets excluding MSRs	—	—	—	—
Total assets	32,245	28,979	30,697	28,692
Consumer and commercial deposits	3,186	2,457	2,969	2,679
Performance Ratios:
Efficiency ratio	85.98%	74.40%	72.71%	72.20%
Impact of FTE adjustment	—	—	—	—
Efficiency ratio-FTE [1]	85.98	74.40	72.71	72.20
Impact of excluding amortization and associated funding cost of intangible assets	—	—	—	—
Tangible efficiency ratio-FTE [1,3]	85.98%	74.40%	72.71%	72.20%
Production Data:
Channel mix
Retail	$3,368	$2,324	$12,409	$10,414
Correspondent	5,297	2,632	16,950	12,318
Total production	$8,665	$4,956	$29,359	$22,732
Channel mix - percent
Retail	39%	47%	42%	46%
Correspondent	61	53	58	54
Total production	100%	100%	100%	100%
Purchase and refinance mix
Refinance	$4,985	$2,364	$15,147	$10,827
Purchase	3,680	2,592	14,212	11,905
Total production	$8,665	$4,956	$29,359	$22,732
Purchase and refinance mix - percent
Refinance	58%	48%	52%	48%
Purchase	42	52	48	52
Total production	100%	100%	100%	100%

Applications	$8,264	$6,704	$40,559	$33,006
Mortgage Servicing Data (End of Period):
Total loans serviced			$160,175	$148,232
Total loans serviced for others			129,626	120,963
Net carrying value of MSRs			1,572	1,307
Ratio of net carrying value of MSRs to total loans serviced for others			1.213%	1.080%
1 Net interest income-FTE, income-FTE, total revenue-FTE, efficiency ratio-FTE, and tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income on an FTE basis plus noninterest income.
2 Provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision/(benefit) attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances.
3 A tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

SunTrust Banks, Inc. and Subsidiaries CORPORATE OTHER
	Three Months Ended December 31		Twelve Months Ended December 31
(Dollars in millions) (Unaudited)	2016	2015	2016	2015
Statements of Income:
Net interest income/(expense) [1]	$9	($24)	$67	($228)
FTE adjustment	1	1	2	3
Net interest income/(expense)-FTE [2]	10	(23)	69	(225)
Provision for credit losses [3]	—	—	—	1
Net interest income/(expense)-FTE - after provision for credit losses [2]	10	(23)	69	(226)
Noninterest income before net securities gains	22	14	114	100
Net securities gains	—	—	4	21
Total noninterest income	22	14	118	121
Noninterest expense before amortization	10	(10)	(13)	(11)
Amortization	(1)	(1)	—	—
Total noninterest expense	9	(11)	(13)	(11)
Income/(loss)-FTE - before provision/(benefit) for income taxes [2]	23	2	200	(94)
Provision/(benefit) for income taxes	3	(17)	45	(72)
FTE adjustment	1	1	2	3
Net income/(loss) including income attributable to noncontrolling interest	19	18	153	(25)
Less: net income attributable to noncontrolling interest	2	3	9	10
Net income/(loss)	$17	$15	$144	($35)

Total revenue	$31	($10)	$185	($107)
Total revenue-FTE [2]	32	(9)	187	(104)

Selected Average Balances:
Total loans	$64	$46	$64	$48
Securities available for sale	29,549	26,942	28,365	26,456
Goodwill	—	—	—	—
Other intangible assets excluding MSRs	—	—	—	1
Total assets	35,974	32,708	34,379	32,772
Consumer and commercial deposits	25	4	52	40

Other Information (End of Period):
Duration of investment portfolio (in years)			4.6	4.5
Net interest income interest rate sensitivity:
% Change in net interest income under:
Instantaneous 200 basis point increase in rates over next 12 months			3.3%	5.7%
Instantaneous 100 basis point increase in rates over next 12 months			1.9%	3.0%
Instantaneous 25 basis point decrease in rates over next 12 months			(0.6)%	(1.2)%

[1]	Net interest income/(expense) is driven by matched funds transfer pricing applied for segment reporting and actual net interest income.

[2]
Net interest income-FTE, income-FTE, and total revenue-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income on an FTE basis plus noninterest income.

[3]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitments reserve balances.